Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-199842), Form S-8 (File No. 333-62137, 333-81451, 333-46250, 333-89568, 333-161122, 333-161124, 333-174138, 333-210074 and 333-212659) of XL Group Ltd of our report dated February 10, 2015 (except for restricted cash, Note 7 and Note 16 as described in Note 2 to the consolidated financial statements, as to which the date is March 6, 2015) relating to the financial statements of Catlin Group Limited, which appears in the Current Report on Form 8-K of XL Group plc dated March 19, 2015.

/s/ PricewaterhouseCoopers Ltd

Bermuda
August 9, 2016